MASLON
MASLON EDELMAN BORMAN & BRAND, LLP

P 612.672.8200
F 612.672.8397
www.maslon.com

3300 WELLS FARGO CENTER
90 SOUTH SEVENTH STREET
MINNEAPOLIS, MN 55402-4140

October 20, 2011

El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, AZ 85254

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of El Capitan Precious Metals, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of 14,000,000 shares of Common Stock, $.001 par value, issued or to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 2005 Stock Incentive Plan, as amended (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP

Maslon Edelman Borman & Brand, LLP